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FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


 Williams                          Jeffrey                  S.
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   (Last)                            (First)              (Middle)

  4335 Varsity Drive, Suite E
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                                    (Street)

  Ann Arbor                        MI                       48108
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2.   Date of Event Requiring Statement (Month/Day/Year)

      May 4, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

   Genomic Solutions Inc., Nasdaq National Market System (GNSL)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)
          President and CEO
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Callable Common Stock                    879,019(1)                  D
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Callable Common Stock                    200,000                     I                 Held in a trust for the benefit of
                                                                                       Jeffrey Williams' children
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
(1) This number includes 3,928 shares of callable common stock that will be issued upon the automatic exercise of warrants at the closing of the Company's initial public offering.

                                                     (Print of Type Responses)
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FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Options                    (1)      3/2005        Callable Common Stock     45,000             .07             D
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Options                    (2)      1/2006        Callable Common Stock     60,000             .37             D
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Options                    (3)      5/2010        Callable Common Stock     120,000            7.20            D
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
Explanation of Responses:
(1) These options were granted in March 1997 and will vest upon completion of the Company's initial public offering.

(2) These options were granted in January 1998 and will vest upon completion of the Company's initial public offering.

(3) These options were granted and 30,000 of these options will vest upon completion of the Company's initial public offering, and the remaining 120,000 will vest as follows: 30,000 on 5/4/01; 30,000 on 5/4/02; 30,000 on
     5/4/03 and 30,000 on 5/4/04.
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/s/ Jeffrey S. Williams                                          5/4/00
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        Signature of Reporting Person(1)                          Date
        Jeffrey S. Williams
  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)